Exhibit 99.1
STONE ENERGY CORPORATION
Announces Apparent High Bid on Sixteen Gulf of Mexico Blocks
LAFAYETTE, LA. October 4, 2007
     Stone Energy Corporation (NYSE: SGY) today announced the results of its participation in the Outer Continental Shelf Sale 205 held yesterday by the Minerals Management Service (“MMS”) in New Orleans covering available blocks in the central Gulf of Mexico. Stone submitted the apparent high bid (“AHB”) on sixteen offshore blocks. The AHBs are subject to a review process by the MMS before they can be awarded.
     Stone’s share of the lease bonuses for the sixteen AHBs totaled approximately $12.9 million. Stone would acquire a 100% working interest on ten of the blocks, a 33% working interest on five blocks (joint bid with Anadarko E&P), and a 50% working interest on one block (joint bid with Samson Offshore). Subject to the MMS’s review process, the lease acquisitions will add approximately 85,239 gross acres and 63,728 net acres to Stone’s inventory.
     Richard L. Smith, Vice President of Exploration and Business Development stated, “We are pleased with the results of the lease sale. These new leases will complement the existing Stone portfolio of assets and provide a foundation for growth for our company.”
     The AHB on each block is indicated below:

Block	AHB	SGY WI%	SGY Share

Garden Banks Block 77*	$2,218,840	33%	$739,612
Garden Banks Block 78*	984,960	33%	328,320
Lloyd Ridge Block 318*	3,173,760	33%	1,057,919
Lloyd Ridge Block 361*	261,450	33%	87,150
Lloyd Ridge Block 362*	261,450	33%	87,150
Mississippi Canyon Block 64*	355,555	100%	355,555
Mississippi Canyon Block 154*	575,555	100%	575,555
Mississippi Canyon Block 364*	2,255,555	100%	2,255,555
Mississippi Canyon Block 427*	4,250,016	100%	4,250,016
South Pass Block 96	655,555	100%	655,555
Ship Shoal Block 285	350,750	100%	350,750
Ship Shoal Block 287	535,750	100%	535,750
Ship Shoal Block 304	350,750	100%	350,750
Vermilion Block 216	437,500	50%	218,750
Vermilion Block 248	350,750	100%	350,750
Viosca Knoll Block 818*	729,750	100%	729,750

			$12,928,887

*	Indicates deepwater block.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also engaged in an exploratory joint venture in Bohai Bay, China. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.